                                 EXHIBIT 2.1


                  AGREEMENT OF PURCHASE AND SALE OF ASSETS

           Pursuant to Item 601(b)(2) of Regulation S-K, the exhibits and schedules to this Agreement of Purchase and Sale of Assets have been omitted. Such exhibits and schedules will be submitted to the Securities and Exchange Commission upon request.

________________________________________________________________________________







                            AGREEMENT OF PURCHASE

                             AND SALE OF ASSETS

                                BY AND AMONG

                       FARALLON NETWORKING CORPORATION

                                     AND

                                NETOPIA, INC.



                               AUGUST 5, 1998






________________________________________________________________________________

                              TABLE OF CONTENTS


                                                             Page


ARTICLE 1  DEFINITIONS..........................................1
     1.1   Defined Terms........................................1
     1.2   Other Defined Terms..................................5



ARTICLE 2  PURCHASE AND SALE....................................6
     2.1   Purchased Assets.....................................6
     2.2   Assignment of Contracts..............................8
     2.3   Shared Assets........................................8
     2.4   Liabilities..........................................9
     2.5   Consideration for Purchased Assets..................10
     2.6   Purchase Price Adjustment...........................12
     2.7   Allocation of Purchase Price........................13
     2.8   Taxes...............................................13
     2.9   Closing.............................................13



ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF SELLER............13
     3.1   Organization and Existence..........................13
     3.2   Authorization.......................................14
     3.3   Due Execution and Delivery; Binding Obligations.....14
     3.4   Books and Records...................................14
     3.5   No Conflict or Violation............................14
     3.6   Consents and Approvals..............................14
     3.7   Pending Litigation..................................15
     3.8   Financial Statements................................15
     3.9   Undisclosed Liabilities.............................15
     3.10  Absence of Certain Changes or Events................16
     3.11  Properties..........................................17
     3.12  Inventory...........................................17
     3.13  Receivables.........................................17
     3.14  Leases..............................................18
     3.15  Contracts...........................................18
     3.16  Customers and Suppliers.............................18
     3.17  Intellectual Property...............................19
     3.18  Year 2000 Compliance................................19
     3.19  Employment Matters..................................20
     3.20  Employee Benefit Plans..............................20
     3.21  Compliance with Laws................................20
     3.22  Permits.............................................20
     3.23  Insurance...........................................21
     3.24  Brokers.............................................21
     3.25  Environmental Matters...............................21

     3.26  Tax Matters.........................................21
     3.27  Transactions with Affiliated Parties................22
     3.28  Hardware Products...................................22
     3.29  Sell-Through Reports................................22
     3.30  Disclosure Generally................................22



ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF PURCHASER.........23
     4.1   Organization........................................23
     4.2   Authorization.......................................23
     4.3   Due Execution and Delivery; Binding Obligations.....23
     4.4   No Conflict or Violation............................23
     4.5   Consents and Approvals..............................23
     4.6   Pending Litigation..................................23
     4.7   Brokers.............................................24
     4.8   Capital Stock.......................................24



ARTICLE 5  COVENANTS AND AGREEMENTS............................24
     5.1   Access to Information...............................24
     5.2   Confidentiality.....................................25
     5.3   Reasonable Best Efforts.............................25
     5.4   Publicity...........................................25



ARTICLE 6  CONDITIONS PRECEDENT TO PURCHASER'S PERFORMANCE.....25
     6.1   Consents and Regulatory Approvals...................26
     6.2   Opinion of Counsel..................................26
     6.3   Approval of Documents...............................26
     6.4   Documents Transferring Title........................26
     6.5   Separation Agreement................................26
     6.6   Employment Offers...................................26



ARTICLE 7  CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE........26
     7.1   Consents............................................26
     7.2   Approval of Documents...............................27
     7.3   Separation Agreement................................27
     7.4   Guarantee...........................................27
     7.5   Insurance...........................................27
     7.6   Fairness Opinion....................................27
     7.7   Promissory Note.....................................27
     7.8   Warrant.............................................27
     7.9   Line of Credit Facility.............................27
     7.10  Financial Information...............................27
     7.11  Employment Offers...................................27

ARTICLE 8  POST CLOSING........................................27
     8.1   Survival............................................27
     8.2   Indemnification Obligations.........................28
     8.3   Collection of Receivables...........................30
     8.4   Employees...........................................31
     8.5   Further Assurances..................................31
     8.6   Expenses............................................31
     8.7   Grant of License....................................32
     8.8   Property and Equipment..............................32



ARTICLE 9  ADDITIONAL COVENANTS................................32
     9.1   Sale of Shared Assets...............................32
     9.2   Non-Solicitation of Employees and Agents............32
     9.3   Reasonableness of Restrictions......................33
     9.4   Injunctive Relief...................................33



ARTICLE 10 MISCELLANEOUS PROVISIONS............................33
     10.1  Entire Agreement....................................33
     10.2  Governing Law.......................................34
     10.3  Attorneys' Fees.....................................34
     10.4  Interpretation......................................34
     10.5  Waiver and Amendment................................34
     10.6  Assignment..........................................34
     10.7  Successors and Assigns..............................35
     10.8  Notices.............................................35
     10.9  Severability........................................36
     10.10 Cumulative Remedies.................................36
     10.11 Warranty of Authority...............................36
     10.12 Counterparts........................................36
     10.13 Facsimile Signatures................................36

                                  EXHIBITS



Exhibit A    Promissory Note
Exhibit B    Warrant
Exhibit C    Allocation of Purchase Price
Exhibit D    Opinion of Seller's Counsel
Exhibit E    Separation Agreement
Exhibit F    Guarantee



                                  SCHEDULES
                                  ---------


1.1(a)       Farallon Products
1.1(b)       Netopia Products
2.1(a)(i)    Farallon Tangible Assets
2.1(a)(ii)   Farallon Inventory
2.1(a)(iii)  Farallon Receivables
2.1(a)(v)    Farallon Contracts
2.3          Shared Assets
2.4(a)       Assumed Liabilities
2.5(c)       Royalty
3.5          Conflicts or Violations
3.6          Seller's Consents and Approvals
3.7          Pending Litigation
3.8          Financial Statements
3.9          Undisclosed Liabilities
3.10         Absence of Certain Changes or Events
3.14         Leases
3.15         Contracts
3.16         Major Customers
3.17         Intellectual Property
3.18         Year 2000 Compliance
3.19         Employee Information
3.20         Employee Benefit Plans
3.23         Insurance
3.24         Brokers
3.25         Environmental Matters
3.27         Affiliate Transactions
3.29         Sell-Through Reports
4.7          Brokers
6.6          Employment Offers
8.4          Transferred Employees
8.7          Netopia License
9.2          Part-Time Employees

                  AGREEMENT OF PURCHASE AND SALE OF ASSETS
                  ----------------------------------------

       This AGREEMENT OF PURCHASE AND SALE OF ASSETS (this "Agreement") is made
                                                            ---------
as of this 5th day of August 1998 by and among Farallon Networking Corporation, a Delaware corporation ("Purchaser"), and Netopia, Inc., a Delaware corporation
                         ---------
("Seller").
  ------

                                 R E C I T A L S
                                 - - - - - - - -

       A. Seller, through its Farallon LAN division, develops, markets, sells, supports and maintains a family of Ethernet, Fast Ethernet, LocalTalk, HomeLAN and other netw orking products, including those set forth on
Schedule 1.1(a) hereto (the "Farallon Business").
---------------              -----------------

       B. Seller, through its Netopia division, develops, markets, sells, supports and maintains the Internet and Intranet hardware and software products and other networking products, services and solutions set forth on Schedule
                                                                   --------
1.1(b) hereto (the "Netopia Business").
------             -----------------

       C. Purchaser desires to purchase and acquire from Seller, and Seller desires to sell, assign and transfer to Purchaser, certain assets and properties held in connection with, necessary for, or material to the Farallon Business of Seller, and Purchaser has agreed to assume certain enumerated liabilities of Seller, all for the Purchase Price and on the terms and subject to the conditions of this Agreement.


                                 A G R E E M E N T
                                 - - - - - - - - -

       In consideration of the foregoing recitals and the respective covenants, agreements, representations and warranties contained herein, the parties, intending to be legally bound, agree as follows:



                                  ARTICLE 1
                                 DEFINITIONS
                                 -----------

       1.1  Defined Terms. Unless otherwise defined, capitalized terms used
            -------------
herein shall have the following meanings:


            "Action" shall mean any action, claim, suit, litigation,
             ------
proceeding, investigation, arbitration, mediation or other dispute.


            "Books and Records" shall mean all of Seller's books, ledgers,
             -----------------
files, records, manuals, and other materials (in any form or medium) related to the Farallon Business, including, but not limited to, all correspondence, personnel records, purchasing materials and records, vendor lists, operation and quality control records and procedures, research and development files, Intellectual Property disclosures and documentation, accounting records, sales order files, purchase order files, advertising materials, catalogs, product brochures, sales and promotional materials, and all other records utilized by Seller in connection with the Farallon Business and all computer and electronic data files necessary to access or review or continue to compile or utilize any of the foregoing.


            "Code" shall mean the Internal Revenue Code of 1986, as amended.
             ----


            "Contracts" shall mean all contracts, arrangements, licenses, Leases
             ---------
and other agreements to which Seller is subject or a party to as of the Effective Date related to the Farallon Business or by which the Farallon Business is affected, including, without limitation, all mortgages, indentures, security agreements, agreements relating to the borrowing of money, employment agreements, support agreements, sales agency agreements, distributorship agreements, marketing agreements, agreements or commitments for capital expenditures, purchase commitments with suppliers, brokerage or finder's agreements, partnership agreements, limited liability company operating agreements, joint venture agreements, arrangements or agreements involving a sharing of profits or expenses, contracts or commitments to sell or otherwise dispose of any assets other than in the ordinary course of Farallon Business and non-competition and similar agreements limiting the freedom of Seller to compete with Farallon Business in any geographic area or with any person.


            "Customer Agreements" shall mean all license, service, maintenance
             -------------------
and other agreements with customers of Seller related to the Farallon Business.


            "Damages" shall mean any claim, demand, loss, liability, damage or
             -------
expense, including, without limitation, interest, penalties and reasonable attorneys', accountants' and experts' fees and costs of investigation incurred as a result thereof.


            "Effective Date" shall mean 5:00 p.m. Pacific Time on August 5,
             --------------
1998.


            "Employee Benefit Plan(s)" shall mean:  (a) any "employee welfare
             ------------------------
benefit plan," as defined in Section 3(1) of ERISA or any "employee pension benefit plan," as defined in Section 3(2) of ERISA, which Seller sponsors or to which Seller contributes or is required to contribute, or under which Seller may incur any liability, and which covers an employee or former employee of the Farallon Business, including each multi-employer welfare benefit plan; (b) any "multi-employer plan," as defined in Section 4001(a)(3) of ERISA, to which Seller has contributed or been obligated to contribute at any time or under which Seller may incur any liability, and which covers an employee or former employee of the Farallon Business, and (c) any deferred compensation plan, severance pay, bonus plan, profit sharing plan, stock option plan, employee stock purchase plan, and any other employee benefit plan, agreement, arrangement, or commitment maintained by Seller which covers any employee or former employee of the Farallon Business.

            "Encumbrances" shall mean any claim, lien, pledge, option, charge,
             ------------
easement, security interest, deed of trust, mortgage, right-of-way, encroachment, restriction, encumbrance or other right of third parties, of any kind or nature, related to the Farallon Business, but shall not include liens for Taxes not yet due and payable.


            "FF&E" shall mean all machinery, equipment, furnishings, vehicles,
             ----
tools and other similar property used in connection with the Farallon Business.


            "GAAP" shall mean generally accepted accounting principles, applied
             ----
on a consistent basis in accordance with past practice.


            "Hardware Products" shall mean any product, including drivers,
             -----------------
software and related Intellectual Property, distributed, licensed, sold and/or in development by Seller as of the date of this Agreement and set forth on

Schedule 1.1(a) hereto and any new version, update or enhancement thereof,
---------------
whether sold on a standalone basis or bundled with third party hardware or software.


            "Intellectual Property" shall mean all of the intellectual property
             ---------------------
rights owned or licensed to Seller and used in connection with the Farallon Business as of the Effective Date, including, without limitation, all of Seller's (a) common law, state, federal, international and statutory rights in any trademarks, trademark registrations and applications, service marks, trade names, corporate names and fictitious names, copyrights, copyright registrations, patents, patent applications, design rights, inventions, trade secrets, and technical and confidential information (including, without limitation, designs, plans, specifications, formulas, processes, methods, shop rights, know-how, and other confidential information in each case whether or not such rights are patentable, copyrightable, or registerable) related to the Farallon Business; (b) computer software and hardware programs and systems, know-how, processes, formula, specifications and designs used in the Farallon Business, and documentation relating to the foregoing or used in the Farallon Business; and (c) other proprietary information owned, controlled, created or used by or on behalf of Seller in connection with the conduct of the Farallon Business in which Seller has any interest whatsoever, whether or not registered, including rights or obligations under any license agreement with any other person used in connection with the Farallon Business.


            "Inventory" shall mean all inventories of raw material, work in
             ---------
process, finished products, goods, spare parts, replacement and component parts, and office and other supplies used or to be distributed, licensed or sold in connection with the Farallon Business, including without limitation all disks, tapes and documentation containing or relating to the Hardware Products.


            "knowledge" and "to the knowledge of," to the extent related to the
             ---------       -------------------
representations and warranties herein shall mean to the knowledge of current officers and managerial employees after such individuals shall have made all reasonable inquiries.

            "Laws" shall mean all laws of any nation or political subdivision
             ----
thereof, including, without limitation, all federal, state or local statutes, regulations, ordinances, orders, decrees, or any other laws, common law theories, or reported decisions of any state or federal court including, without limitation, those now or at any time hereafter in effect.


            "Leases" shall mean all leases, subleases, licenses and other
             ------
occupancy or lease agreements, together with all amendments, supplements and nondisturbance agreements pertaining thereto, under which Seller leases, subleases, licenses, occupies or uses any real or personal property used in connection with the Farallon Business.


            "material" when not capitalized and except as specified and used in
             --------
the definition of Material Adverse Change shall mean an event, fact, contract or amount which would cause the loss of revenue or Damage to a party of more than $10,000.


            "Material Adverse Change" shall mean a material adverse change in
             -----------------------
the prospects, results of operations, properties, or condition, financial or otherwise, of the Farallon Business in excess of $300,000.


            "Net Assets" shall mean the book value of the Purchased Assets
             ----------
transferred hereunder less the book value of the Assumed Liabilities transferred hereunder.


            "Permits" shall mean all franchises, permits, licenses,
             -------
qualifications, municipal and other approvals, authorizations, orders, consents and other rights from, and filings with, any governmental authority of any jurisdiction worldwide relating primarily to the conduct of the Farallon Business.


            "Receivables" shall mean all notes, royalties, inventory resale and
             -----------
accounts receivable, or portions thereof, in favor of Seller and all notes, bonds and other evidence of indebtedness of and rights to receive payments from any person, or portions thereof, in favor of Seller, in each case, in connection with the sale of Hardware Products or primarily related to the Farallon Business.


            "Representatives" shall mean any officer, director, principal,
             ---------------
shareholder, partner, attorney, accountant, advisor, agent, trustee, employee or other representative of a party.


            "Tax(es)" shall mean all taxes, charges, fees, levies or other
             -------
assessments imposed by and required to be paid to any federal, state, local or foreign taxing authority, including, without limitation, income, excise, property, sales, transfer, ad valorem, payroll, and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment) and any estimated payments or estimated taxes.

            "Tax Return" shall mean any return, report, information return or
             ----------
other document (including any related or supporting information) filed or required to be filed with any federal, state, local or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

            "Total Net Revenues" shall mean the revenues of Purchaser from the
             ------------------
sale of the Hardware Products after the Closing as set forth on the financial statements of Purchaser and determined in accordance with GAAP (i.e., after returns and allowances).


       1.2  Other Defined Terms.  The following capitalized terms shall have
            --------------------
the meanings given to them in the Sections set forth below:

          Term                                        Section
          ----                                        -------
          AAA                                         2.1(d)
          Accountant                                  2.5(d)
          Agreement                                   Introduction
          Affiliated Party                            3.27
          Assumed Liabilities                         2.4(a)
          Backlog                                     2.5(e)
          Balance Sheet                               3.8
          Closing                                     2.9
          Closing Date                                2.9
          Draft Balance Sheet                         2.6
          Draft Schedule of Net Assets                2.6
          Environmental Law                           3.25
          Excess Backlog                              2.5(e)
          Excluded Liabilities                        2.4(b)
          Farallon Business                           Recital A
          Final Schedule of Net Assets                2.6
          Financial Statements                        3.8
          Incorporated Rights                         3.17(a)
          Indemnitee                                  8.2(c)
          Indemnitor                                  8.2(c)
          Intellectual Property Rights Agreements     3.17(a)
          Key Employee                                3.19
          Major Customers                             3.16
          Netopia Business                            Recital B
          Numbers and Addresses                       2.1(j)
          Owned Rights                                3.17(a)
          Past Due Amount                             8.3
          Prepaid Items                               2.1(a)(iv)
          Promissory Note                             2.5(b)
          Purchased Assets                            2.1

          Purchase Price                              2.5
          Purchaser                                   Introduction
          Royalty Payments                            2.5(c)
          Royalty Payment Threshold                   2.5(c)
          Royalty Payment Year                        2.5(c)
          Sell-Through Reports                        3.29
          Seller                                      Introduction
          Seller Real Properties                      3.25
          Separation Agreement                        6.5
          Shared Assets                               2.3(a)
          Transferred Employees                       8.4(a)
          Warrant                                     2.5(b)


                                   ARTICLE 2
                               PURCHASE AND SALE
                               -----------------

       2.1  Purchased Assets.
            -----------------

            (a) On the terms and subject to the conditions of this Agreement and subject to Sections 2.1(b) and (c), at the Closing, Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase or acquire from Seller, free and clear of all Encumbrances (other than the Assumed Liabilities), all of Seller's right, title and interest in and to all of the assets, properties , rights and claims of every type and nature and wherever situated, whether real, personal or mixed, whether tangible, intangible or contingent, owned by Seller or in which Seller has any interest of any type or nature, and which Seller was using and the use of which was primarily related to the operation of the Farallon Business as of the Effective Date (other than the Contracts listed on Schedule 2.3, which shall be assigned or renegotiated in
                    ------------
such a way to provide each of Purchaser and Seller with the rights and benefits under such Contracts necessary to the Farallon Business and Netopia Business, respectively) (collectively, the "Purchased Assets"), including without
                                  ----------------
limitation, as listed below:



                  (i) All tangible assets, including without limitation all FF&E, owned by Seller as of the Effective Date and used by Seller primarily in connection with the Farallon Business, as set forth on Schedule 2.1(a)(i);
                                                       ------------------

                  (ii) All Inventory owned by Seller as of the Effective Date and used or to be sold by Seller primarily in connection with the Farallon Business, as set forth on Schedule 2.1(a)(ii) (such schedule to be finalized
                          --------------------------------------------------
within three days after Closing);
--------------------------------

                  (iii) All Receivables in favor of Seller as of the Effective Date, as set forth on Schedule 2.1(a)(iii) (such schedule to be finalized within
                      --------------------
three days after the Closing);.

                  (iv) All credits, prepaid expenses (except for property, director and officer, workers compensation, liability and other insurance), deferred charges, advance payments, security deposits and prepaid items (except split dollar life insurance cash surrender values) (the "Prepaid Items") in
                                                         -------------
favor of Seller related exclusively to the Farallon Business, as of the Effective Date;

                  (v) All Contracts (other than employment agreements and Leases) to which Seller was a party or to which Seller was subject as of the Effective Date primarily related to the Farallon Business, as set forth on
Schedule 2.1(a)(v);
------------------

                  (vi) All Intellectual Property of Seller used by Seller primarily in connection with the Farallon Business as specified on
Schedule 3.17;
-------------

                  (vii) All Books and Records of Seller (other than minute books and stock ledgers) primarily related to the Farallon Business;

                  (viii) The Permits of Seller, but only to the extent that their transfer is permitted by applicable Law;

                  (ix) All guarantees, warranties, indemnities and similar rights in favor of Seller with respect to the Farallon Business or any of the Purchased Assets;

                  (x) All in-bound telephone and facsimile numbers and post office boxes, used by Seller primarily in connection with the Farallon Business (the "Numbers and Addresses"); and
      ---------------------

                  (xi) All other intangible personal property primarily related to the Farallon Business, including without limitation, all rights granted under that certain General Exclusion Order relating to or benefitting the Farallon Business and all goodwill of the Farallon Business.


            (b) For a period of six months following the Closing Date, Purchaser shall have the opportunity to specifically identify additional tangible Purchased Assets that are primarily related to the Farallon Business. As of six months following the Closing Date, Purchaser shall own all right, title and interest in (i) the tangible Purchased Assets specifically listed in
Section 2.1(a)(i)-(xii) and (ii) the additional tangible Purchased Assets specifically identified pursuant to this Section 2.1(b). Any other tangible assets that are not so listed or identified as Purchased Assets but are primarily related to the Farallon Business and are identified after such six month period shall be deemed Shared Assets hereunder and Purchaser shall have no right, title or interest thereto other than pursuant to Section 2.3.

            (c) For a period of two years following the Closing Date, Purchaser shall have the opportunity to specifically identify additional intangible Purchased Assets, including Intellectual Property, that are primarily related to the Farallon Business. As of two years following the Closing Date, Purchaser shall own all right, title and interest in (i) the intangible Purchased Assets, including Intellectual Property, in existence as of the date hereof, and any updates, enhancements and bug-fixes thereof, primarily related to the Farallon Business, specifically listed in Section 2.1(a)(i)-(xii) and
(ii) the additional intangible Purchased Assets, including Intellectual Property primarily related to the Farallon Business, specifically identified pursuant to this Section 2.1(c). Any other intangible assets, including Intellectual Property, that are not so listed or identified as Purchased Assets but are primarily related to the Farallon Business and are identified after such two year period shall be deemed Shared Assets hereunder and Purchaser shall have no right, title or interest thereto other than pursuant to Section 2.3.

            (d) Notwithstanding anything to the contrary herein, regarding the determination as to whether any asset, right, property or claim, including any Intellectual Property, is primarily related to the Farallon Business, the parties hereto agree to act in good faith to reach a mutual determination. In the event that no such determination is reached, the matter shall be settled by binding arbitration conducted by the American Arbitration Association (the

"AAA").
 ---



       2.2  Assignment of Contract.  To the extent that the assignment of any
          -------------------------
Contract to be assigned hereunder requires the consent of a third party, this Agreement shall not constitute an assignment of the same if an attempted assignment would constitute a breach thereof. Seller agrees that it will use all reasonable efforts, as requested by Purchaser after the Closing Date, to obtain a written consent of any such other party or parties to the assignment of all such Contracts, and if such consent is not obtained, Seller will cooperate with Purchaser in any reasonable arrangement to provide Purchaser with the same benefits under any such Contract as if such Contract had been assigned to Purchaser hereunder. If Seller shall have made or shall be making such arrangements, Purchaser will assume the obligations of Seller to be performed on and after the Effective Date and will perform and fulfill such obligations as though such Contracts have been assigned to Purchaser.

       2.3  Shared Assets.
            --------------

            (a)   "Shared Assets" shall mean the intellectual property,
                   -------------
information, material, Contracts and other assets set forth on Schedule 2.3
                                                               ------------
hereto. Seller hereby grants Purchaser a royalty-free, irrevocable, non-exclusive right and license to use the Shared Assets solely in the Farallon Business to make, use and sell only the Hardware Products and successor products with similar or related functionalities; provided, that if any Intellectual Property covered by the license granted in this Section 2.3(a) is owned by a third party as of the date hereof, Purchaser shall be responsible for its pro rata share of any license fees to such third party. The foregoing license may be assigned or transferred only to an entity that acquires all, or substantially all, of the assets of Purchaser, or in connection with a merger, consolidation or re-organization of Purchaser. At Purchaser's request, Seller shall, at Seller's cost, record a memorandum of license to any registered Intellectual Property that is a Shared Asset. Purchaser shall have no right, title or interest in the Shared Assets other than as set forth in Section 2.3

            (b) Subject to Section 2.2, Seller warrants and represents that the Purchased Assets and the above license to the Shared Assets shall, collectively, provide Purchaser with all assets and rights necessary for Purchaser to conduct the Farallon Business in substantially the same manner as such business is conducted by Seller as of the Closing Date, except as specifically provided by the Separation Agreement. In the event that any right, title or interest in or to any asset or intellectual property right owned by Seller or in which Seller has any interest of any type or nature and which Purchaser requires to satisfy the foregoing warranty, then upon notice to Seller identifying such asset or intellectual property right, Seller shall include such asset or intellectual property in the license above by adding it to the schedule of Shared Assets, or, if such asset or intellectual property right cannot be licensed to Purchaser in this manner (other than the Contracts listed on
Schedule 2.3, which shall be handled in accordance with Section 2.2), the
------------
parties shall agree upon a method of providing Purchaser, at Seller's cost, with substantially the same benefits in such asset or right in connection with the Farallon Business as enjoyed by Seller prior to the Closing Date.

       2.4  Liabilities.
            -----------

            (a)   Assumed Liabilities.  Purchaser shall, as of the Effective
                  -------------------
Date, expressly assume, and unconditionally agree to pay, perform or otherwise discharge as the same shall become due in accordance with their respective terms, all of the following liabilities, obligations and commitments of Seller existing prior to or arising on or after the Effective Date (the "Assumed
                                                                  -------
Liabilities"):
-----------

                  (i) Accounts payable related exclusively to the Farallon Business as set forth on Schedule 2.4(a) (such schedule to be finalized within
                         ---------------
three days after the Closing);

                  (ii) All liabilities, obligations and commitments of Seller relating to the accrued salaries, bonuses, commissions, life insurance, disability insurance, vision and medical benefits and vacation liability set forth on the Final Schedule of Net Assets of the Transferred Employees;

                  (iii) Subject to Section 8.4, all costs of compensation and benefits payable to Transferred Employees for services rendered after the Effective Date, other than pursuant to employment agreements entered into prior to the Effective Date;

                  (iv) All liabilities, obligations and commitments of Seller arising out of the Contracts, but not including any liability, obligation or commitment of Seller for any breach thereof by Seller or a predecessor-in-interest occurring prior to the Effective Date;

                  (v) Except for the Excluded Liabilities, all liabilities and obligations arising from the operation of the Farallon Business for the periods after the Effective Date.

            (b)   Excluded Liabilities.  Notwithstanding anything to the
                  --------------------
contrary herein or in any Schedule or Exhibit hereto, except for the Assumed Liabilities, Purchaser shall not assume any liabilities, obligations or commitments of Seller, whether arising before, on or after the Effective Date, and all such liabiliti es, obligations and commitments (the "Excluded
                                                             --------
Liabilities") shall remain the exclusive liabilities, obligations and
-----------
commitments of Seller. Without limiting the generality of the foregoing, "Excluded Liabilities" include:

                  (i) All Taxes and deferred Tax liabilities with respect to Seller or the Farallon Business for all periods ending at or prior to the Effective Date;

                  (ii)   Any property lease not specified on Schedule 2.4(a);
                                                             ---------------

                  (iii)  All of Seller's Employee Benefit Plans;

                  (iv) Except as otherwise provided in Section 2.4(a)(ii), all liabilities and obligations in respect of compensation and benefits payable to Seller's employees for services rendered through the Effective Date;

                  (v) All liabilities arising in connection with the matters set forth on Schedule 3.7 hereto; and
             ------------

                  (vi) Except as specifically provided herein, all liabilities and obligations in respect of the Shared Assets.

       2.5  Consideration for Purchased Assets.  On the terms and subject to
            ----------------------------------
the conditions of this Agreement, as consideration for the sale, transfer, assignment and delivery of the Purchased Assets to Purchaser, subject to adjustment as described in Section 2.6 (the "Purchase Price"):
                                             --------------

            (a) Purchaser shall assume and pay, perform or otherwise discharge as the same shall become due in accordance with their respective terms, all of the Assumed Liabilities.

            (b) Purchaser shall deliver to Seller at Closing (i) cash by wire transfer to Seller's account in the amount of $2,000,000, less any deposits paid by Purchaser to Seller and less any adjustment to the Purchase Price under
Section 2.6(a), (ii) a promissory note in the principal amount of $1,000,000 in the form attached hereto as Exhibit A (the "Promissory Note") and (iii) a
                            ---------       ---------------
warrant in the form attached hereto as Exhibit B (the "Warrant").
                                       ---------       -------

            (c) For each successive calendar quarter ended January 31, April 30 and July 31 during each of the first five years commencing August 5, 1998 and ending July 31, 2003 (each year will be referred to as a "Royalty Payment Year"
                                                          --------------------
and the first Royalty Payment Year will be 361 days), in the event that cumulative Total Net Revenues for such Royalty Payment Year to date exceed the thresholds set forth on Schedule 2.5(c) (each, a "Royalty Payment Threshold"),
                        ---------------           -------------------------
then Purchaser shall deliver to Seller within 45 days following the last day of such quarter additional payments ("Royalty Payments") equal to that percentage of cumulative
                      ----------------
Total Net Revenues for such Royalty Payment Year to date set forth on Schedule 2.5(c); provided, that Purchaser shall be credited any Royalty Payments made in a prior quarter and to the extent that Purchaser has overpaid Royalty Payments to Seller, Seller shall refund to Purchaser the amount of such overpayment within three business days of written notice thereof. Concurrently with each payment, Purchaser shall provide Seller with a certificate, signed by its chief financial officer, showing the computation of such payment.

            (d) Each payment under Section 2.5(c) shall be accompanied by a reasonably detailed statement of the computation of the amount thereof. Not more than once in any calendar year, Seller shall have the right to audit any of Purchaser's books of account, documents, records, papers and files relating to the payments under Section 2.5(c). If Seller has any objections to the computations, it will deliver detailed statements describing its objections to Purchaser within 20 days after such audit. The parties will use their reasonable efforts to resolve any such Seller's objections. If, however, the parties do not obtain final resolution of this matter within 20 days after Purchaser has received the statements of objections, the dispute (other than disputes regarding Backlog, which will be handled in accordance with Section 2.5(e)) shall be referred to Deloitte & Touche LLP or such other accounting firm as agreed to Purchaser and Seller, in any event, which accounting firm shall not have provided services to either party within two years of the date of its engagement to settle such dispute (the "Accountant"). The parties will
                                        ----------
cooperate with the Accountant. The Accountant's determination of such payment shall be binding upon all parties. Purchaser and Seller will share responsibility for the fees and expenses of the Accountant based on the degree to which the Accountant accepts the respective positions of the parties, as conclusively determined by the Accountant. For example, if it is Purchaser's position that the Royalty Payment owed is $100, Seller's position that the Royalty Payment owed is $300 and the Accountant's finding that the Royalty Payment owed is $250, then Purchaser shall pay 75% (i.e., (250-100/300-100)) of the Accountant's fees and expenses and Seller shall pay 25% (i.e., (300-250/300-
100)) of the Accountant's fees and expenses.

            (e) In the event that (i) Backlog (as defined below) as of the end of any Royalty Payment Year exceeds $350,000 and (ii) cumulative Total Net Revenues for such Royalty Payment Year are less than any Royalty Payment Threshold by an amount that is less than the amount by which Backlog exceeds $350,000 (the "Excess Backlog"), then the parties shall meet to discuss the
               --------------
reasons for the Excess Backlog, and after such discussions, if Seller believes that the reason for such Excess Backlog was Purchaser's design or intent to avoid a Royalty Payment Threshold, then such matter will be settled by binding arbitration before a single arbitrator, in proceedings conducted by the AAA and pursuant to such organization's rules for commercial disputes. Unless otherwise agreed by the parties, arbitration will be held in Los Angeles, California. The arbitrator shall review the Excess Backlog and to the extent that the arbitrator finds that the reason for any or all of the Excess Backlog was Purchaser's design or intent to avoid a Royalty Payment Threshold and not due to any other valid business reason or reason beyond Purchaser's control, then the amount of such Excess Backlog shall be included as Total Net Revenues for purposes of calculating the Royalty Payment for such Royalty Payment Year and shall be deducted from Total Net Revenues in the following Royalty Payment Year;

provided that in no event shall the arbitrator include any Backlog other than Excess Backlog as Total Net Revenues in any Royalty Payment Year. In the event that both conditions (i) and (ii) in the first sentence of this Section 2.5(e) are not met, Seller shall have no right to the arbitration described in this
Section 2.5(e) and no Backlog shall be included as Total Net Revenues for such Royalty Payment Year. "Backlog" shall mean the dollar amount of items set
                        -------
forth on customer purchase orders that are due to be shipped by the end of the relevant Royalty Payment Year and are not shipped by such time, excluding (i) any such items in which the delivery date was specified to be after the end of such Royalty Payment Year and (ii) any items not shipped for credit reasons, consistent with Seller's past practices.

       2.6  Purchase Price Adjustment.  As soon as practicable, but in no
            -------------------------
event later than 30 days after the Closing, Seller shall prepare, in accordance with GAAP and in a manner consistent with the Balance Sheet furnished in Section 3.8, an unaudited balance sheet of the Farallon Business as of the Effective Date (the "Draft Balance Sheet") and a schedule of Net Assets as of the
           -------------------
Effective Date (the "Draft Schedule of Net Assets").  Seller shall provide a
                     ----------------------------
copy of the Draft Balance Sheet and the Draft Schedule of Net Assets to Purchaser. Purchaser shall have the right to review the books and records of Seller during the period of 60 days after receipt of the Draft Balance Sheet and Draft Schedule of Net Assets to verify and confirm the accuracy of the same. If, after such review, Purchaser disagrees with the computation of the Net Assets on the Draft Schedule of Net Assets, Purchaser shall promptly provide Seller with a detailed statement indicating the basis for its objections, and Purchaser and Seller shall promptly meet and confer in an effort to resolve such disagreement in good faith. If Purchaser and Seller resolve such disagreement, they shall prepare a final schedule of Net Assets in a manner consistent with the Draft Balance Sheet ("Final Schedule of Net Assets"). In the event that Purchaser and
                ----------------------------
Seller are unable to resolve such disagreement within 30 days after the delivery to Seller of such detailed statement (unless a longer period is agreed to by Purchaser and Seller), such dispute shall be resolved by the Accountant unless another accounting firm is agreed to by Seller and Purchaser, and the decision of such accounting firm shall be final and binding upon the parties. The expense of retaining such accounting firm shall be borne equally by the parties. Such accounting firm shall establish such procedures and take such action as it may deem reasonable and appropriate to enable it to make its determination regarding the dispute and shall, as promptly as may be practicable but in any event within 30 days of being engaged, notify both parties in writing of its determination of Net Assets and shall prepare the Final Schedule of Net Assets. Other than the expense of retaining an accounting firm to resolve a dispute as to the calculation of Net Assets as described above, the expense of preparing the Draft Balance Sheet and Draft Schedule of Net Assets shall be borne by Seller. Based on the Final Schedule of Net Assets, Seller shall refund to Purchaser in cash within three business days the amount, if any, by which the book value of the Net Assets delivered is less than $4,859,000.

       2.7  Allocation of Purchase Price. Exhibit C as attached hereto is a
            ----------------------------  ---------
preliminary allocation of Purchase Price among the Purchased Assets. Promptly following receipt of the Final Schedule of Net Assets, the final Exhibit C will
                                                                 ---------
be prepared in a manner consistent with the Exhibit C delivered at Closing.  In
                                            ---------
the event Seller shall be obligated to pay any amounts to Purchaser in connection with Seller's indemnification obligations under Section 9.2(a) or

Receivables guarantee under Section 9.4, the Purchase Price shall be deemed accordingly reduced and Exhibit C shall be further adjusted. Seller and
                        ---------
Purchaser each agree, (a) to report the sale of the Purchased Assets for Tax purposes in accordance with the allocations set forth on the final Exhibit C,
                                                                   ---------
(b) not to take any position inconsistent with such allocations on any of its Tax Returns, and (c) to timely file federal tax Form 8594 with the applicable Tax Return for the year of this transaction reflecting such Purchase Price allocations.

       2.8  Taxes.  Seller shall be responsible for all sales Taxes, if any,
            -----
arising out of the transfer of the Purchased Assets or the Shared Assets (including, without limitation, the transfer of Intellectual Property). Purchaser represents and warrants that it is purchasing the Inventory included in the Purchased Assets for resale. Purchaser covenants and agrees that it will execute and deliver to Seller at Closing a certificate of exemption from sales and use tax pursuant to the California Code and such other documents as Seller shall reasonably request to evidence the availability of the exemption from sales and use tax. Purchaser shall not be responsible for any payroll, excise, income, Farallon Business, occupation, withholding or similar Tax, or any Taxes of any kind related to any period up to and including the Effective Date.

       2.9  Closing.  The closing of the sale and purchase of the Purchased
            -------
Assets (the "Closing" or "Closing Date") shall be held at the offices of Gores
             -------      ------------
Technology Group, 10877 Wilshire Boulevard, Suite 1805, Los Angeles, California 90024, at 11:00 a.m. on August 5, 1998 or at such other place, time and date as may be mutually agreed to by the parties.


                                   ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF SELLER
                   ----------------------------------------

       Seller hereby represents and warrants to Purchaser that the following statements are true and complete and not misleading:

       3.1  Organization and Existence.  Seller is a corporation, duly
            --------------------------
organized, validly existing and in good standing under the laws of its jurisdiction of organization. Seller has the requisite power and authority to own and operate the Farallon Business and to carry on the Farallon Business as presently conducted. Seller is qualified to do business as a foreign corporation in each jurisdiction in which the conduct of the Farallon Business or the ownership or leasing of the Purchased Assets makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not be material.


       3.2  Authorization.  Seller has the requisite power and authority to
            -------------
enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller have been duly authorized by all necessary corporate action on the part of Seller.


       3.3  Due Execution and Delivery; Binding Obligations.  This Agreement has
            -----------------------------------------------
been duly executed and delivered by Seller. This Agreement constitutes a legal, valid and binding agreement of Seller,enforceable against Seller in accordance with its terms, except (i) as limitedby applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent that the indemnification provisions contained herein may be limited by applicable federal or state law.


       3.4  Books and Records.  The Books and Records which, in reasonable
            -----------------
detail, accurately and fairly reflect the activities and transactions of Seller, including, without limitation, the existence of any and all known liabilities, whether actual or contingent, have been made available to Purchaser. Seller has made available to Purchaser true and complete copies of Articles of Incorporation and Bylaws (or other charter documents and governing instruments) of Seller, as currently in effect, and has made available to Purchaser all written records reflecting proceedings of the board of directors and shareholders (or other governing body and owners) of Seller.


       3.5  No Conflict or Violation.  Except as set forth on Schedule 3.5,
            ------------------------
neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will result in (a) a violation of, or a conflict with, the charter documents of Seller or any subscription, shareholders' or similar agreements or arrangements to which Seller is a party;
(b) a breach of, or a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of, or accelerate the performance required by, or create a right of termination or acceleration under, any material Contract, Encumbrance or Permit to which Seller is party or by which Seller is bound or affected; (c) the payment by, or the creation of any obligation (absolute or contingent) to pay on behalf of, Seller any severance, termination, or other similar payment (including without limitation any payments under Section 4999 of the Code) pursuant to any employment agreement or other Contract; (d) a violation by Seller of any applicable Law; (e) a violation of any order, judgment, writ, injunction decree, or award to which Seller is a party or by which Seller or the Farallon Business is affected, except for violations that are not, individually or in the aggregate, material; or (f) an imposition of any Encumbrance on any property or asset of Seller related to the Farallon Business, except for Encumbrances that are not, individually or in the aggregate, material.


       3.6  Consents and Approvals.  Except as set forth on Schedule 3.6 hereto,
            ----------------------
no consent, Permit, approval or authorization of, or declaration, filing, application, transfer or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by Seller by virtue of the execution, delivery or performance of this Agreement or to avoid the loss of any Permit, or the violation, breach or termination of, or any default under, or the creation of an Encumbrance on any of the assets or properties of Seller pursuant to the terms of any Law, or to enable Purchaser to own or have rights to the Purchased Assets and continue the lawful operation of the Farallon Business following the Closing Date as presently conducted, except for such failures, violations, breaches, terminations, defaults or Encumbrances that are not, individually or in the aggregate, material.

       3.7  Pending Litigation.  Except as disclosed on Schedule 3.7 hereto,
            ------------------                          ------------
there is no pending or, to the knowledge of Seller, threatened, Action, whether private or public, affecting Seller or the Farallon Business which could affect the enforceability of this Agreement or which could materially and adversely affect any assets or properties of Seller related to the Farallon Business or the ability of Seller to consummate the sale of the Purchased Assets contemplated by, or perform its obligations under, this Agreement and the Separation Agreement.

       3.8  Financial Statements.  Seller has furnished to Purchaser copies of
            --------------------
(i) the audited balance sheet of Seller at September 30, 1997 and the related statements of operations and of cash flows for the fiscal year then ended contained in Seller's Annual Report on Form 10-K, (ii) the unaudited balance sheet of Seller at March 31, 1998 and the related statements of operations and of cash flows for the periods then ended contained in Seller's Quarterly Report on Form 10-Q and (iii) the unaudited balance sheet of the Farallon Business at June 30, 1998, and the related statements of operations for the periods then ended (the unaudited balance sheet of the Farallon Business at June 30, 1998 is referred to herein as the "Balance Sheet," and all such financial statements
                           -------------
are collectively referred to as the "Financial Statements").  The Financial
                                     --------------------
Statements referred to in this Section 3.8 are complete and correct in all material respects, have been prepared in accordance with GAAP applied on a consistent basis during the respective periods, and present fairly in all material respects the combined financial condition of Seller as of the respective dates thereof and the combined results of operations of Seller for the respective periods covered thereby. The Financial Statements are attached hereto as Schedule 3.8. All accruals made by Seller in the Financial Statements
          ------------
as to the Purchased Assets and the Assumed Liabilities are appropriate and adequate for all known or anticipated liabilities.


       3.9  Undisclosed Liabilities.  Except as set forth on Schedule 3.9
            -----------------------                          ------------
hereto,Seller has no liabilities, obligations or commitments (absolute, accrued, contingent or otherwise) related to the Farallon Business or the Purchased Assets except for liabilities, obligations and commitments that are (a) reflected on the Balance Sheet and (b) incurred after June 30, 1998 in the ordinary course of Farallon Business consistent with prior practice and in accordance with the terms of this Agreement.


       3.10 Absence of Certain Changes or Events.
            ------------------------------------

            (a    Except as set forth on Schedule 3.10(a) hereto, since
                                         ----------------
September 30, 1997, the Farallon Business has been conducted only in the ordinary course of business and:

                  (i     Seller has not entered into any new banking
arrangements or lease obligations with respect to the Farallon Business;

                  (ii    Seller has not made any capital expenditures relating
to the Farallon Business that are, individually or in the aggregate, material, other than in accordance with Seller's capital budget, a copy of which has been provided to Purchaser;

                  (iii   Seller has not entered into any loans with or
guarantees to related parties related to the Farallon Business;

                  (iv    Seller has not incurred any material expenses or
obligations of any kind (whether contingent or otherwise) related to the Farallon Business, other than in the ordinary course of business consistent with past practice;

                  (v     Seller has not entered into any material transactions
or waived any material rights related to the Farallon Business other than in the ordinary course of business consistent with past practice;

                  (vi    Seller has not increased the salary or other
compensation payable or to become payable to any of the officers or employees of the Farallon Business or obligated itself to pay any bonus or other additional salary or compensation to any such person who is active in the Farallon Business, other than, with respect to employees who are not officers or directors, in the ordinary course of business and consistent with past practice;

                  (vii   Seller has not amended, rescinded or terminated (and
not renewed) any existing material Contract and no such material Contract has expired or terminated (and not been renewed) by its terms;

                  (viii Seller has not sold, transferred, disposed of, or agreed to sell, transfer, or dispose of, any of its assets, properties, Intellectual Property or rights, other than in the ordinary course of business consistent with past practice;

                  (ix    Seller has not created or incurred any material
mortgage, pledge, security interest, Encumbrance, lien or charge of any kind upon any of the assets of the Farallon Business;

                  (x     Seller has not changed its method of accounting or
accounting practices; and

                  (xi    Except for changes covered by the balance sheet
adjustment contained in Section 2.6, there has been no event or circumstance which could reasonably be expected to cause a Material Adverse Change.


            (b    Except as set forth on Schedule 3.10(b) hereto, since June 30,
                                         ----------------
1998, the Farallon Business has been conducted only in the ordinary course of business and:

                  (i     Seller has not amended its articles of incorporation or
bylaws;

                  (ii    Seller has not changed the authorized, issued or
outstanding shares of its capital stock or issued any rights of any kind to acquire any shares of its capital stock;

                  (iii   Seller has not declared or paid any dividends or
distributions, made any direct or indirect redemption of its capital stock, or made any payment of any nature to shareholders; and

                  (iv    No material asset or property of Seller used in the
Farallon Business has been destroyed, damaged or otherwise lost (whether or not covered by insurance).


       3.11 Properties.  Seller owns no real property.  Seller has good,
            ----------
indefeasible, and marketable title to all of the real property and personal property owned by Seller used in and material to the Farallon Business, free and clear of all Encumbrances, except for such Encumbrances that arise in the ordinary course of business and do not, individually or in the aggregate, materially impair Seller's ownership or use of such property. Seller has a valid leasehold interest in or a valid license to use all of the real property and personal property leased or licensed by Seller used in and material to the Farallon Business, to Seller's knowledge, free and clear of all Encumbrances, except for such Encumbrances that arise in the ordinary course of business and do not, individually or in the aggregate, materially impair Seller's ownership or use of such property.


       3.12 Inventory.  After considering reserves, all inventory of Seller
            ---------
used in the conduct of the Farallon Business, including without limitation raw materials, work in process and finished goods, reflected on the Balance Sheet or acquired since the date thereof (a) was acquired and has been maintained in the ordinary course of business, (b) is of good and merchantable quality, (c) consists substantially of a quality, quantity and condition useable, leasable or saleable in the ordinary course of business, (d) is valued at the lower of cost or market value and (e) is not subject to any write-down or write-off as of the Closing Date. Seller is under no liability or obligation with respect to the return of inventory in the possession of distributors, wholesalers, retailers or other customers in excess of established reserves.


       3.13 Receivables.  As of the Effective Date, all Receivables are (a)
            -----------
valid, bona fide claims against debtors for sales or other charges, and (b) subject to no defenses, set-offs or counterclaims. The goods and services sold and delivered which gave rise to such Receivables were sold and delivered in conformity in all material respects with the applicable purchase orders, agreements and specifications. No additional loss reserves will be required with respect to such Receivables other than the reserves provided for in the Balance Sheet. All Receivables will be collectible in accordance with their own terms, less the recorded allowance for collection losses.

       3.14 Leases.  Schedule 3.14 hereto sets forth a complete and accurate
            ------   -------------
list of all Leases. Each Lease is a legal, valid, binding obligation of the parties thereto and is in full force and effect. All rents and other payments due to date under each Lease have been paid in full, and there is no existing default, violation or breach by Seller or, to the knowledge of Seller, by any third party, which affects the enforceability of any such Lease or any parties' rights thereunder, under any Lease, nor any event or condition which, after notice or lapse of time or both, would constitute a default, violation or breach by Seller. Seller has provided Purchaser with true and correct copies of all Leases.

       3.15 Contracts.  Schedule 3.15 hereto contains a complete and correct
            ---------   -------------
list of all Contracts material to the Farallon Business and complete and accurate descriptions of all oral Contracts. Seller has furnished or made available to Purchaser complete and accurate copies of all such written Contracts, together with all amendments thereto. All of the Contracts are valid and in full force and Seller has duly performed all of its obligations under each Contract to the extent those obligations have accrued and no default, violation, or breach by Seller, or, to the knowledge of Seller, any other party, under any Contract has occurred which affects the enforceability of such Contract or any parties' rights thereunder, where any of the foregoing would, individually or in the aggregate, have a material adverse effect upon the Farallon Business or Seller. To Seller's knowledge, none of the Contracts will result in a loss to the Farallon Business.

       3.16  Customers and Suppliers.
             -----------------------

             (a   Schedule 3.16 hereto sets forth a correct and complete list of
                  -------------
the ten largest customers (by sales volume) (the "Major Customers") of the
                                                  ---------------
Farallon Business during the nine-month period ended June 30, 1998 and the 12-month period ended September 30, 1997 indicating the sales to such Major Customers within such periods and the existing contractual arrangements with each such Major Customer. As of the date hereof, there are no outstanding material disputes with any of the Major Customers, and, to Seller's knowledge, no Major Customer has refused to do business with Seller or has stated its intention not to continue to do business with or reduce its purchases whether as a result of the transactions contemplated hereby or otherwise.

            (b    As of the date hereof, there are no outstanding material
disputes with any of Seller's suppliers and, to Seller's knowledge, no supplier has refused to do business with Seller or has stated its intention not to continue to do business with or to increase its prices or otherwise change its relationship or arrangements with respect to the Farallon Business whether as a result of the transactions contemplated hereby or otherwise.

       3.17 Intellectual Property.
            ---------------------

            (a    Schedule 3.17 separately identifies the Intellectual Property
                  -------------
owned by Seller ("Owned Rights") and the Intellectual Property licensed to
                  ------------
Seller  (the "Incorporated Rights"), but excludes third party software which is
              -------------------
readily commercially available. Seller acquired its rights to the Incorporated Rights pursuant to the license agreements listed on Schedule 3.17, complete
                                                    -------------
copies of which have been delivered to Purchaser (the "Intellectual Property
                                                       ---------------------
Rights Agreements").  The Intellectual Property constitutes all of the
-----------------
proprietary rights necessary and sufficient for the lawful and efficient operation of the Farallon Business as presently conducted. All of the Incorporated Rights are properly licensed by Seller, as specified on Schedule
                                                                     --------
3.17, under a user license or a software development agreement and the transfer
----
or
assignment of such license or agreement to Purchaser pursuant to this Agreement will not require the payment of any transfer fee or other consideration. The Intellectual Property does not infringe on any intellectual property rights of any person or violate the terms of any agreements listed on Schedule 3.17.
                                                            -------------
Seller has no knowledge of any asserted claims of third parties to the ownership of any of the Intellectual Property, nor is there pending or, to the knowledge of Seller, threatened, any claim against Seller contesting the validity of or the right to use any of the Intellectual Property . Except as set forth in the
Schedule 3.17, in developing Seller's hardware and software, Seller has not
-------------
incorporated any software programs or features copyrighted to any other person, other than the Incorporated Rights and software programs or features in the public domain. The Owned Rights (i) are owned solely and exclusively by Seller, and (ii) subject to applicable Law, are subject to no restriction on Seller's use, disclosure or marketing, nor to any claim, lien or Encumbrance whatsoever. Except as set forth in the Intellectual Property Rights Agreements and, subject to applicable Law, the Incorporated Rights are subject to no restriction on Seller's use, disclosure or marketing, nor to any claim, lien or Encumbrance imposed by Seller.

            (b    Except as disclosed on Schedule 3.17, all of the past and
                                         -------------
present personnel of Seller, including (without limitation) employees, agents, consultants, and contractors, who have contributed to or participated in the conception and/or development or enhancement of the Intellectual Property have executed an appropriate agreement in favor of Seller with respect to nondisclosure and the assignment or grant of all of the rights necessary for Seller to fulfill its obligations hereunder, copies of which have been provided or made available to Purchaser.

       3.18 Year 2000 Compliance.  Except as set forth on Schedule 3.18, all
            --------------------                          -------------
versions of the Hardware Products currently being shipped and all prior versions supported by Seller are capable of processing and storing transactions or data using calendar dates prior to, on or after January 1, 2000, provided that correct date data are provided.

       3.19 Employment Matters.  Schedule 3.19 sets forth a complete and
            ------------------   ----------------
accurate list of all the names and current annual rates of salary of and other compensation payments due all the present employees of Seller related to the Farallon Business as well as a list of all existing employment, consulting contracts or severance arrangements not generally applicable to all such employees which constitute contractual obligations of Seller. There are no collective bargaining agreements with any union or other bargaining group for any employees of Seller related to the Farallon Business and Seller has no knowledge of any union organizational efforts involving such employees of Seller during the past five years. No person holding title as an officer of Seller and who has been involved with the Farallon Business (a "Key Employee") has
                                                         ------------
left Seller since July 1, 1997 and, to Seller's knowledge, no current Key Employee has indicated any present or future intention to terminate his or her employment with Seller or not to engage in employment with Purchaser. Seller is in compliance with all provisions of Law pertaining to the employment and terminating of employees, including, without limitation all Laws relating to labor relations, equal employment practices, fair employment practices, entitlements, prohibited discrimination, terms and conditions of employment, employment safety, wages and hours, independent contractor classification, withholding requirements, or other similar employment or hiring practices or acts, and Seller is not engaged in any unfair labor practice or is a party to any Action involving a violation or alleged violation of any of the foregoing Laws. Without limiting the generality of the foregoing, Seller is in compliance with the Worker Adjustment Retraining Notification ("WARN") Act, COBRA, the Immigration and Nationality Act, as amended, and the Immigration Reform and Control Act of 1986, except for such noncompliance which would not be, individually or in the aggregate, material.

       3.20 Employee Benefit Plan.  Schedule 3.20 hereto sets forth a complete
            ---------------------   -------------
and accurate list of all Employee Benefit Plans for the benefit of any employee of or consultant to Seller who is involved in the Farallon Business. Seller has furnished or made available to Purchaser a summary of such Employee Benefit Plans. Each such Employee Benefit Plan complies with the provisions of and has been administered in compliance with the provisions of all applicable Laws. There is no pending or, to the knowledge of the Seller, threatened, legal action, proceeding or investigation against or involving any such Employee Benefit Plan. With respect to such Employee Benefit Plans, there are no unaccrued liabilities.


       3.21 Compliance with Laws.  Seller is in compliance with all Laws
            --------------------
(including, but not limited to, environmental Laws) the violation of which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Farallon Business. Seller has not received any notice from, or otherwise been advised that, any governmental authority or other person is claiming any violation or potential violation of any Law, where such violation or violations, individually or in the aggregate, would reasonably be expected to have a material adverse effect upon the Farallon Business.


       3.22 Permits.  Seller holds all Permits needed to lawfully conduct the
            -------
Farallon Business as presently conducted, and all such Permits are in full force and effect, except for any Permits not currently in force whose absence has not had, individually or in the aggregate, a material adverse effect upon the Farallon Business.

       3.23 Insurance.  Schedule 3.23 lists all material policies of fire,
            ---------   -------------
products liability, general liability, vehicle, worker's compensation, directors' and officers' liability, title and other insurance owned or held by or covering Seller or any of their property or assets which are material to the Farallon Business. All of such policies are in full force and effect and no written notice of cancellation or termination has been received with respect to any such policy which has not been replaced or cannot be replaced on substantially similar terms prior to the date of such cancellation or termination.

       3.24 Brokers.  Except as set forth on Schedule 3.24 hereto, Seller has
            -------                          -------------
not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement.

       3.25 Environmental Matters .  "Seller Real Properties" shall mean all
            ---------------------     ----------------------
real property now or previously owned, operated or leased by Seller or any predecessor-in-interest in connection with the Farallon Business. Except as set forth on Schedule 3.25: (i) Seller and, to the
         -------------
knowledge of Seller, each of the Seller Real Properties, is in compliance in all material respects with, and has no liability under any or all applicable Environmental Laws, (ii) neither Seller nor any of the Seller Real Properties has been alleged in writing by any governmental agency or third party to be in violation of, to be liable under, or to be subject to any administrative or judicial proceeding pursuant to, any Environmental Law, and (iii) to the knowledge of the Seller, there are no facts or circumstances which could reasonably form the basis for the assertion of any material claims against Seller or the Seller Real Properties relating to environmental matters. As used herein, "Environmental Law" means any federal, state, or local law,
         -----------------
statute, rule or regulation, or the common law governing or relating to the environment or to occupational health and safety.

       3.26 Tax Matters.  Seller has paid all Taxes imposed on Seller or with
            -----------
respect to any properties related to the Farallon Business, or otherwise payable by Seller, for the taxable period ended on the date of the Balance Sheet and all fiscal periods prior thereto. Taxes paid and/or incurred from the date of the Balance Sheet until the Effective Date include only Taxes incurred in the ordinary course of Farallon Business determined in the same manner as in the taxable period ending on the date of the Balance Sheet. Seller has timely filed all Tax Returns, and has paid all the amounts shown to be due thereon. Seller has not filed or entered into, and is not otherwise bound by, any election, consent or extension agreement that extends any applicable statute of limitations with respect to their taxable periods. Seller is not a party to any contractual obligation requiring the indemnification or reimbursement of any person with respect to the payment of any Tax. Within the past three years, no claim has been made or, to Seller's knowledge, threatened, by an authority in a jurisdiction where Seller does not file Tax Returns that they are or may be subject to Taxes by that jurisdiction. No issues have been raised by the relevant taxing authorities on audit that are of a recurring nature and that would have an effect upon the Taxes of Seller. No Action is pending or, to the knowledge of Seller, threatened, by any governmental authority for any audit, examination, deficiency, assessment or collection from Seller of any Taxes, no unresolved claim for any deficiency, assessment or collection of any Taxes has been asserted against Seller and all resolved assessments of Taxes have been paid or are reflected in the Balance Sheet.

       3.27 Transactions with Affiliated Parties.  Schedule 3.27 sets forth a
            ------------------------------------   -------------
true and complete list and description of all transactions engaged in between the Farallon Business and any director, officer, employee, stockholder, partner or agent of Seller, or any of their respective spouses or children, any trust of which any such person is the grantor, trustee or beneficiary, any corporation of which any such person or party is a stockholder, employee, officer or director, or any partnership or other person in which any such person or party owns an interest (all such persons, trusts, corporations and partnerships being herein referred to collectively as "Affiliated Parties" and individually as an
                             ------------------
"Affiliated Party").  No Affiliated Party is a party to any agreement, contract
-----------------
or commitment with Seller except as set forth on Schedule 3.27 and all such
                                                 -------------
agreements, contracts or commitments are on terms no less favorable to Seller than would have been available from an unaffiliated third party at the time such agreement, contract or commitment was entered into.

       3.28 Hardware Products.  All Hardware Products which are sold by Seller
            -----------------
comply in all material respects with the performance representations with respect thereto contained in Seller's user and technical manuals in effect at the time of the sale. Each such Hardware Product as is currently made available for sale to or access by customers is ready for installation and/or use in substantial conformance with the capability and performance standards set forth in the user or instruction manual associated with such product. Each marketed Hardware Product is documented and the documentation supplied to each purchaser or user of each such system is sufficient in all material respects to enable a user reasonably competent in such matters to operate, access and/or use such system as intended. There are and will be no warranty claims with respect to products sold prior to the date hereof in excess of established reserves. Purchaser will use commercially reasonable efforts to maintain SAT and re-work programs.

       3.29 Sell-Through Reports.  Attached as Schedule 3.29 are true and
            --------------------               -------------
complete "sell-through" reports as of June 30, 1998 for each of Seller's distributors who provide such reports with respect to the Farallon Business (the "Sell-Through Reports"). The Sell-Through Reports have been prepared consistent
 --------------------
with past practices and, to Seller's knowledge, are complete and correct in all material respects.

       3.30 Disclosure Generally.  The representations and warranties contained
            --------------------
in this Article 3 and the disclosures in the Disclosure Schedules do not contain any untrue statement of material fact or omit to state any material fact necessary in order to make any such representations, warranties or disclosures not misleading.


                                   ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER
                  -------------------------------------------

       Purchaser hereby represents and warrants to Seller as follows:


       4.1  Organization.  Purchaser is a corporation duly organized, validly
            ------------
existing, and in good standing under the Laws of the State of Delaware.


       4.2  Authorization.  Purchaser has the requisite corporate power and
            -------------
authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement have been duly authorized by all necessary corporate action on the part of Purchaser.


       4.3  Due Execution and Delivery; Binding Obligations.  This Agreement has
            -----------------------------------------------
been duly executed and delivered by Purchaser. This Agreement constitutes a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent that the indemnification provisions contained herein may be limited by applicable federalor state law.


       4.4  No Conflict or Violation.  Neither the execution and delivery of
            ------------------------
this Agreement nor the consummation of the transactions contemplated hereby will result in (a) a violation of, or a conflict with, charter documents of Purchaser or any subscription, shareholders', or similar agreements or understandings to which Purchaser is a party; (b) a breach of, or a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of, or accelerate the performance required by, or create a right of termination under any material contract or any encumbrance to which Purchaser is a party or by which its property or business is bound or affected; (c) a violation by Purchaser of any applicable Law; (d) a violation by Purchaser of any order, judgment, writ, injunction decree or award to which Purchaser is a party or by which Purchaser is affected or (e) an imposition of any claim, lien (other than liens for Taxes not yet due and payable), pledge, option, charge, easement, security interest, encumbrance or any other right of third parties on any property or asset of Purchaser.


       4.5  Consents and Approvals.  No consent, Permit, approval or
            ----------------------
authorization of, or declaration, filing, application, transfer or registration with, any governmental or regulatory authority, or any other person or entity is required to be made or obtained by Purchaser or by virtue of the execution, delivery or performance of this Agreement.


       4.6  Pending Litigation.  There is no pending or, to the knowledge of
            ------------------
Purchaser, threatened, Action, whether private or public, affecting Purchaser or its business which would affect the enforceability of this Agreement or which could adversely affect the assets or properties of Purchaser or the ability of Purchaser to consummate the purchase of the Purchased Assets contemplated by, or perform its obligations under, this Agreement, the Separation Agreement and the Promissory Note.


       4.7  Brokers.  Except as set forth on Schedule 4.7, Purchaser has not
            -------                          ------------
paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement.


       4.8  Capital Stock.  The authorized capital of Purchaser consists of
            -------------
150,000 shares, of which no shares are preferred stock, and 150,000 shares are common stock, no par value. As of the Closing, 95,000 shares of the common stock of Purchaser will be validly issued and outstanding, fully paid and nonassessable.

       4.9  Compliance with Laws.  Purchaser is in compliance with all Laws
            --------------------
(including, but not limited to, environmental Laws) the violation of which could reasonably be expected to have an adverse effect on its business. Purchaser has not received any notice from, or otherwise been advised that, any governmental authority or other person is claiming any violation or potential violation of any Law, where such violation would reasonably be expected to have an adverse effect on its business.

       4.10  Financial Capacity.  Purchaser has adequate cash on hand or
             ------------------
financing commitments sufficient to satisfy all of its obligations contemplated under this Agreement, the Separation Agreement and the Promissory Note.


                                   ARTICLE 5
                           COVENANTS AND AGREEMENTS
                           ------------------------

       5.1  Access to Information.  Purchaser and its Representatives shall have
            ---------------------
full access during normal Farallon Business hours to all properties, Books and Records, Contracts, Permits and other documents of or relating to the Farallon Business to make such investigation as shall be deemed desirable. Seller shall furnish or cause to be furnished to Purchaser and its Representatives all data and information concerning the Farallon Business and its properties as may reasonably be requested. No such investigation performed or information received by Purchaser shall affect in any way the liability of Seller with respect to any representations, warranties or covenants contained herein. Without limiting the generality of the foregoing, Seller shall, as promptly as possible, inform Purchaser in writing of any change or event which renders the Schedules to this Agreement inaccurate or incomplete in any material respect, it being understood that no such disclosure after the date hereof shall in any way limit Seller's liability for any breach of any representation or warranty set forth in this Agreement.

       5.2  Confidentiality.
            ---------------

            (a    Subject to applicable law and to subpoena, Purchaser will
hold, and will cause its Representatives to hold, in strict confidence, and to not use to the detriment of Seller, any information or data concerning Seller furnished to it in connection with the transactions contemplated by this Agreement, except for information or data generally known or available to the public; and if the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained and Purchaser will return to Seller all such information and data as Seller may request.

            (b    Subject to applicable law and to subpoena, Seller will hold, and will cause its Representatives to hold, in strict confidence, and to not use to the detriment of Purchaser, any information or data concerning Purchaser furnished to any of them in connection with the transactions contemplated by this Agreement, except for information or data generally known or available to the public; and if the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained and Seller will return to Purchaser all such information and data as Purchaser may request.

       5.3  Reasonable Best Efforts.  Each of the parties hereto agrees to use
            -----------------------
their reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary to satisfy the conditions set forth herein as soon as practicable, including, without limitation, reasonable best efforts necessary to obtain all waivers, permits, consents, approvals, authorizations and clearances and to effect all registrations, filings and notices with or to third parties or governmental, regulatory or public bodies or authorities which are necessary or desirable in connection with the transactions contemplated by this Agreement. No party hereto will take any action for the purpose of delaying, impairing or impeding the receipt of any required consent, authorization, order or approval or the making of any required filing or registration.

       5.4  Publicity.  Except to the extent otherwise required by Law, none of
            ---------
the parties shall issue or authorize to be issued any press release or similar announcement concerning this Agreement or any of the transactions contemplated hereby without the prior approval of the other, which approval shall not be unreasonably withheld.


                                   ARTICLE 6
                CONDITIONS PRECEDENT TO PURCHASER'S PERFORMANCE
                -----------------------------------------------

       The obligation of Purchaser to purchase the Purchased Assets as provided herein is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, unless waived in writing by Purchaser:


       6.1  Consents and Regulatory Approvals. Subject to Section 2.2, all
            ---------------------------------
licenses, Permits, authorizations, consents and approvals of and filings with any governmental or regulatory agency or any other third party required to be obtained or made in connection with the consummation of the transactions contemplated by this Agreement shall have been duly obtained or made by or on behalf of Seller.


       6.2  Opinion of Counsel.  Purchaser shall have received from Gunderson
            ------------------
Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel for Seller, an opinion dated the Closing Date substantially in the form of Exhibit D hereto.
                                                            ---------

       6.3  Approval of Documents.  The form and substance of all certificates,
            ---------------------
instruments and other documents delivered to Purchaser under this Agreement shall be reasonably satisfactory in all respects to Purchaser and its counsel.


       6.4  Documents Transferring Title.  Seller shall have delivered to
            ----------------------------
Purchaser a Bill of Sale and patent, copyright and trademark assignments dated the Effective Date transferring title to the Purchased Assets in such form as Purchaser reasonably requests.


       6.5  Separation Agreement.  Seller shall have executed and delivered to
            --------------------
Purchaser a separation agreement providing transitional office and facilities space and services to Purchaser in the form attached hereto as
Exhibit E (the "Separation Agreement").
---------       --------------------


       6.6  Employment Offers.  Offers of employment with Purchaser with
            -----------------
compensation commensurate with existing compensation (other than with respect to severance and stock options) shall have been accepted by each of the essential employees and 80% of the important employees listed on Schedule 6.6 hereto.


                                   ARTICLE 7
                 CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE
                 --------------------------------------------

       The obligation of Seller to sell the Purchased Assets as provided herein is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by Seller:


       7.1  Consents.  All necessary agreements, waivers, approvals,
            --------
authorizations, assurances and consents of third parties to the consummation of the transactions contemplated by this Agreement shall have been obtained by Purchaser and delivered to Seller.


       7.2  Approval of Documents.  The form and substance of all certificates,
            ---------------------
instruments and other documents delivered to Seller under this Agreement shall be reasonably satisfactory in all respects to Seller and its counsel.


       7.3  Separation Agreement.  Purchaser shall have executed and delivered
            --------------------
to Seller the Separation Agreement.



       7.4  Guarantee.  Gores Technology Group shall have executed and
            ---------
delivered to Seller a guarantee of the obligations of Purchaser under the Promissory Note in the form of Exhibit F hereto.
                               ---------


       7.5  Insurance.  Purchaser shall have obtained and have in place
            ---------
insurance policies in an appropriate amount, in Purchaser's sole discretion, covering the operation of the Farallon Business.


       7.6  Fairness Opinion.  Seller shall have obtained a fairness opinion
            ----------------
from Warburg Dillon Read with respect to the transactions contemplated by this Agreement.



       7.7  Promissory Note.  Purchaser shall have executed and delivered to
            ---------------
Seller a Promissory Note in the form attached hereto as Exhibit A.
                                                        ---------

       7.8  Warrant.  Purchaser shall have executed and delivered to Seller a
            -------
Warrant in the form attached hereto as Exhibit B.
                                       ---------

       7.9  Line of Credit Facility.  Purchaser shall have obtained a
            -----------------------
$2,000,000 line of credit facility of the like to fund working capital requirements of the Farallon Business.


       7.10 Financial Information.  Guarantor shall have provided to Seller
            ---------------------
financial information reasonably satisfactory to the Seller.



       7.11  Employment Offers.  Offers of employment with Purchaser with
             -----------------
compensation
commensurate with existing compensation (other than with respect to severance and stock options) shall have been accepted by each of the essential employees and 80% of the important employees listed on Schedule 6.6 hereto.


                                   ARTICLE 8

                                 POST CLOSING
                                 ------------


       8.1  Survival.  Regardless of any investigation at any time made by or on
            --------
behalf of any party, or of any information any party may have in respect thereof, all representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing until October 31, 1999, except those representations and warranties set forth in Sections 3.20, 3.25 and 3.26 shall survive through the applicable statute of limitations, the agreements set forth in Section 5.2 shall survive the Closing indefinitely.


       8.2  Indemnification Obligations
            ---------------------------

            (a    Indemnification by Seller.  Seller shall indemnify, defend and
                  -------------------------
hold harmless Purchaser and its Representatives, and shall reimburse Purchaser and its Representatives on demand, for any Damages resulting from any of the following:

                  (i     The Excluded Liabilities (including but not limited to
any and all contingent liabilities, litigation or disputes, whether or not disclosed to the Purchaser in the Schedules or otherwise);

                  (ii    Any breach or default in the performance by Seller of
any covenant or agreement of Seller contained herein, in any agreement contemplated hereby, or in any Schedule or Exhibit hereto or thereto, or in any certificate delivered or to be delivered by or on behalf of Seller pursuant hereto or thereto;

                  (iii   Any breach of warranty or representation made by Seller
herein, in any agreement contemplated hereby, or in any Schedule or Exhibit hereto or thereto, or in any certificate delivered or to be delivered by or on behalf of Seller pursuant hereto or thereto;

                  (iv    Any failure to comply with any applicable bulk sale or
transfer Law;

                  (v     Any Taxes of Seller or the Farallon Business for
periods prior to the Effective Date; or

                  (vi    Any third party claims arising out of the use by
Seller of the assets covered by the license granted pursuant to Section 8.7

            (b    Indemnification by Purchaser.  Purchaser shall indemnify,
                  ----------------------------
defend and hold harmless Seller and its Representatives, and shall reimburse Seller and its Representatives on demand, for any Damages resulting from any of the following:

                  (i     The Assumed Liabilities;

                  (ii    Any breach or default in the performance by Purchaser
of any covenant or agreement of Purchaser contained herein, in any agreement contemplated hereby, or in any Schedule or Exhibit hereto or thereto, or in any certificate delivered or to be delivered by or on behalf of Purchaser pursuant hereto or thereto;

                  (iii   Any breach of warranty or representation made by
Purchaser herein, in any agreement contemplated hereby, or in any Schedule or Exhibit hereto or thereto, or in any certificate delivered or to be delivered by or on behalf of Purchaser pursuant hereto or thereto; or

                  (iv    Subject to Seller's representations, warranties and
covenants contained herein, any third party claims arising out of the use by Purchaser of the Shared Assets, other than the use by Purchaser of the Shared Assets in a manner substantially similar to the use by Seller of such assets prior to the Closing.


            (c    Claims for Indemnity.  Whenever a claim for Damages shall
                  --------------------
arise for which one party ("Indemnitee") shall be entitled to indemnification
                            ----------
hereunder, Indemnitee shall notify the other party hereto ("Indemnitor") in
                                                            ----------
writing within 30 days of the first receipt of notice of such claim, and in any event within such shorter period as may be necessary for Indemnitor to take appropriate action to resist such claim. Such notice shall specify all facts known to Indemnitee giving rise to such indemnity rights. The right of Indemnitee to indemnification, as set forth in this notice, shall be deemed agreed to by Indemnitor unless, within 30 days after the mailing of such notice, Indemnitor shall notify Indemnitee in writing that it disputes the right of Indemnitee to indemnification. If Indemnitee shall be duly notified of such dispute, the parties shall attempt to settle and compromise the same, or if unable to do so within 20 days of Indemnitor's delivery of notice of a dispute, such dispute shall be settled by binding arbitration before a single arbitrator, in proceedings conducted by the AAA and pursuant to such organization's rules for commercial disputes, and any rights of indemnification established by reason of such settlement, compromise or arbitration shall promptly thereafter be paid and satisfied by Indemnitor. Unless otherwise agreed by the parties, arbitration will be held in Los Angeles, California.


            (d    Defense of Claims.  Upon receipt by Indemnitor of a notice
                  -----------------
from Indemnitee with respect to any claim of a third party against Indemnitee, and acknowledgment by Indemnitor (whether after resolution of a dispute or otherwise) of Indemnitee's right to indemnification hereunder with respect to such claim, Indemnitor shall assume the defense of such claim with counsel reasonably satisfactory to Indemnitee and Indemnitee shall cooperate to the extent reasonably requested by Indemnitor in defense or prosecution thereof and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by Indemnitor in connection therewith. If Indemnitor shall acknowledge Indemnitee's right to indemnification and elect to assume the defense of such claim, Indemnitee shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Indemnitee, unless there is, under applicable standards of conduct, a conflict on any significant issue between Indemnitor and Indemnitee, in which case the fees and expenses of such counsel shall be at the expense of Indemnitor. If Indemnitor has assumed the defense of any claim against Indemnitee, Indemnitor shall have the right to settle any claim for which indemnification has been sought and is available hereunder; provided that, to the extent that such settlement requires Indemnitee to take, or prohibits Indemnitee from taking, any action or purports to obligate Indemnitee, then Indemnitor shall not settle such claim without the prior written consent of Indemnitee. If Indemnitor does not assume the defense of a third party claim and disputes Indemnitee's right to indemnification, Indemnitor shall have the right to participate in the defense of such claim through counsel of its choice, at Indemnitor's expense, and Indemnitee shall have control over the litigation and authority to resolve such claim subject to this Section 8.2.


            (e    Defense of Claimed Breaches.  For purposes of this Section,
                  ---------------------------
any assertion of fact and/or law by a third party which, if true, would constitute a breach of a representation or warranty made by a party to this Agreement shall, on the date that assertion is made, be deemed a breach of such representation or warranty and immediately invoke that party's obligation to protect, defend, hold harmless and indemnify the other party to this Agreement.


            (f)   Liability.  Notwithstanding any of the foregoing in Section
                  ---------
8.2, neither party's right to be indemnified shall apply until the sum of the Damages suffered by such party on a cumulative basis equals or exceeds $50,000, and at which point such party shall become liable for all Damages, including such $50,000, up to a maximum of $2,000,000. This provision shall not apply to the post-closing Purchase Price adjustment described in Section 2.7, the guarantee of Receivables contained in Section 8.3 or the obligations associated with terminated Transferred Employees contained in Section 8.4.


            (g)   Exclusive Remedy.  The indemnification provisions pursuant to
                  ----------------
this Section 8.2 shall be the exclusive remedy for any breach or nonfulfillment of any of the representations, warranties or covenants made by the Seller in this Agreement or the Separation Agreement or any facts or circumstances constituting such an inaccuracy, breach or nonfulfillment, other than (i) claims based on fraud or intentional or reckless misrepresentation or misconduct or
(ii) claims based on a breach of Article 9.


       8.3  Collection of Receivables.  Seller shall be responsible for
            -------------------------
collecting all third party Receivables (other than inventory resale Receivables) of Seller as of the Effective Date and remitting the same to Purchaser when collected on a weekly basis each Friday; in addition, in the event Seller collects $100,000 or more of such Receivables in any week prior to Friday, Seller shall remit such amount at such time as such collections exceed $100,000. Purchaser shall, at Seller's request, use its commercially reasonable efforts to assist in the collection of such

Receivables. Four months after the Closing, Seller shall send to Purchaser a written notice showing the aggregate amount of such Receivables which has not been collected (the "Past Due Amount") and shall pay to Purchaser such Past Due
                     ---------------
Amount less the bad debt reserve as of the Effective Date. In the event Seller collects Receivables in excess of (a) the amount of such Receivables as of the Effective Date less (b) the bad debt reserve as of the Effective Date, then Seller shall remit to Purchaser, promptly upon receipt, 50% of the amount of such excess collections. The obligations under this Section 8.3 shall not be subject to any other threshold, including without limitation the threshold contained in Section 8.2(f).


       8.4  Employees.
            ---------

            (a) Purchaser covenants to offer alternative employment to those of Seller's full-time employees listed on Schedule 8.4 hereto. Seller will
                                          ------------
cooperate fully in providing the necessary information or to perform any other duties as may be reasonably requested by Purchaser to accomplish this result. Each of Seller's employees that accepts employment with Purchaser (the

"Transferred Employees") shall be deemed a "new hire" by Purchaser and, except
----------------------
as set forth in Section 2.4(a)(ii), Purchaser shall have no liability whatsoever on account of such Transferred Employee's previous employment by Seller, nor shall Purchaser assume or otherwise be responsible for any past or future obligation of Seller to such Transferred Employee.


            (b) Purchaser shall have no liability whatsoever on account of any of Seller's employees who is offered employment by Purchaser and who rejects such offer. At any time prior to December 31, 1998, Purchaser may identify up to a total of 20% of the Transferred Employees whom Purchaser does not desire to employ, and such identification shall not be on a statutorily proscribed discriminatory basis. In the event that Purchaser terminates any of such Transferred Employees prior to December 31, 1998, then Seller shall be responsible for and indemnify Purchaser against all severance expenses (in accordance with Purchaser's severance policy) and other costs associated with the termination of such employees; provided that to the extent that such other costs arise from a finding by a court of competent jurisdiction that the selection was on a statutorily proscribed discriminatory basis, Seller shall not be responsible for such other costs.


            (c) For purposes of vacation time, each Transferred Employee shall be deemed to have been hired by Purchaser as of the date such person was hired by Seller.


            (d) Purchaser may, at its option, hire the Transferred Employees on an at-will employment basis and shall have no obligation to employ such persons for a certain length of time. Further, nothing in this Agreement is intended to be construed as an employment agreement, whether express or implied. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective successors and assigns.

       8.5  Further Assurances.  Seller, at any time before or after the
            ------------------
Closing, will execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances, documents and instruments of transfer, reasonably requested by Purchaser, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Purchaser, for the purpose of assigning, transferring, granting, conveying and confirming to Purchaser, or reducing to possession, any or all property to be conveyed and transferred by this Agreement.


       8.6  Expenses.  Each of the parties shall pay all costs and expenses
            --------
incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel. Notwithstanding the foregoing, Purchaser shall, at its option, record the transfer of Intellectual Property hereunder, and Seller shall pay one half of all costs and expenses in connection with all such assignments and recordings.


       8.7  Grant of License.  At the Closing, Purchaser hereby grants to Seller
            ----------------
a royalty-free, irrevocable, and non-exclusive right and license under (i) all Intellectual Property set forth on Schedule 8.7 that is purchased by Purchaser
                                   ------------
and (ii) any asset not listed on Schedules 2.1(a)(i)-(v) or Schedule 3.17 that
                                 -----------------------    -------------
is claimed by Purchaser as a Purchased Asset, pursuant to Section 2.1(c), to make, use and sell only products of the Netopia Business and successor products with similar or related functionalities; provided, that, subject to Section 2.2, if any Intellectual Property covered by the license granted in this Section 8.7 is owned by a third party as of the date hereof, Seller shall be responsible for its pro rata share of any license fees to such third party. Notwithstanding the foregoing, nothing herein shall be interpreted to grant Seller any right and license to the Farallon name and related trademarks. The foregoing license may be assigned or transferred only to an entity that acquires all, or substantially all, of the assets of Seller, or in connection with a merger, consolidation or re-organization of Seller.


       8.8  Property and Equipment.  To the extent the Purchased Assets do not
            ----------------------
constitute, in the reasonable judgment of Purchaser, all of the tangible property or equipment necessary or desirable to the conduct of the Farallon Business as presently conducted, Seller shall provide replacement property or equipment of like kind, quality and condition from its own assets or reimburse Purchaser for Purchaser's out-of-pocket costs for such property or equipment, up to an aggregate value of $100,000. The value of replacement property shall be the fair market value of such property at the time of replacement. The provision of property or equipment or the payment of any reimbursements under this Section
8.8 shall be subject to the mutual agreement of Purchaser and Seller. In the event that Purchaser and Seller disagree, the matter shall be settled by binding arbitration conducted by the AAA.

                                   ARTICLE 9
                             ADDITIONAL COVENANTS
                             --------------------


       9.1  Sale of Shared Assets.  From the Closing Date until the fifth
            ---------------------
anniversary thereof, Seller shall not sell, transfer, license or otherwise dispose of the Shared Assets, or permit any other individual or entity to do so, in such a manner as to permit any other individual or entity to compete with the Farallon Business being sold hereunder. From the Closing Date until the fifth anniversary thereof, Purchaser shall not sell, transfer, license or otherwise dispose of the Shared Assets, or permit any other individual or entity to do so, in such a manner as to permit any other individual or entity to compete with the Netopia Business.


       9.2  Non-Solicitation of Employees and Agents.  From the Closing Date
            ----------------------------------------
until the fifth anniversary thereof, neither of the parties will encourage, solicit, induce, or attempt to encourage, solicit or induce any employee or any independent contractor, agent or representative of the other party to leave his/her employment (or terminate his/her relationship) with the other party (or, subject to the last sentence of this Section 9.2, devote less than full time efforts to such party's business) for any reason, and neither of the parties will hire or attempt to hire, for any position with any other business, any person who is an employee, contractor, agent or representative of the other party at such time or who has been an employee, contractor, agent or representative of the other party at any time within six months preceding such time, unless the employment of any such person is mutually consented to by Purchaser and Seller, such consent not to be unreasonably withheld. Notwithstanding anything to the contrary contained herein, with respect to the individuals set forth on Schedule 9.2 hereto (i) in addition to any full-time
                         ------------
employment relationship with Purchaser, such individuals shall be part-time employees of Seller, with such duties and responsibilities as set forth on the agreements attached hereto as part of Schedule 9.2; provided that in no event
                                      ------------
shall such duties and responsibilities to Seller interfere with each of such individual's duties and obligations to Purchaser, (ii) the restrictions contained in this Section 9.2 shall not apply to Purchaser and (iii) Seller shall not change, extend or expand the scope of such individuals' employment or other relationship with Seller beyond the terms set forth in such agreements.

       9.3  Reasonableness of Restrictions.  Each of Seller and Purchaser
            ------------------------------
recognizes that the limitations set forth in Sections 9.1 and 9.2 are reasonable, not burdensome and are properly required by Law for the adequate protection of Seller or Purchaser, and in the event that such limitations are deemed to be unreasonable by a court of competent jurisdiction, then Seller and Purchaser agree to submit to a modification or reduction of such limitations as such court shall deem reasonable.

       9.4  Injunctive Relief.  Seller acknowledges that its expertise in the
            -----------------
Farallon Business is of a special, unique, unusual, extraordinary and intellectual character, which gives such expertise a peculiar value, and that a breach by it of the covenants contained in this Article 9 cannot be reasonably or adequately compensated in damages in an Action at Law and that such breach will cause Purchaser irreparable injury and damage. Seller further acknowledges that it possesses unique skills, knowledge and ability and that competition in violation of this Article 9 would be extremely detrimental to Purchaser. By reason thereof, Seller agrees that Purchaser shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to temporary, preliminary and/or permanent injunctive and other equitable relief to prevent or curtail any breach of this
Article 9, without proof of actual damages that have been or may be caused to Purchaser by such breach or threatened breach.


                                  ARTICLE 10
                           MISCELLANEOUS PROVISIONS
                           -------------------------

       10.1  Entire Agreement.  This Agreement, together with the agreements
             ----------------
referred to herein and the Schedules and Exhibits hereto and thereto, constitute the full and entire agreement and understanding between the parties with regard to the subject matter of this Agreement. All prior and contemporaneous agreements, covenants, representations and warranties, express or implied, oral and written, of the parties with regard to the subject matter of this Agreement are superseded by this Agreement, the Schedules and Exhibits to this Agreement, and the documents referred to or implementing the provisions of this Agreement.

       10.2  Governing Law.  The validity, construction, and performance of this
             -------------
Agreement, and any Action arising out of or relating to this Agreement shall be governed by the Laws of the State of California, without regard to the Laws of the State of California as to choice or conflict of Laws.

       10.3  Attorneys' Fees.  If any Action is commenced by either party
             ---------------
concerning this Agreement, the prevailing party shall recover from the losing party reasonable attorneys' fees and costs and expenses, including those of appeal and not limited to taxable costs, incurred by the prevailing party, in addition to all other remedies to which the prevailing party may be entitled.

       10.4  Interpretation.  The language in all parts of this Agreement
             --------------
shall be in all cases construed simply according to its fair meaning and not strictly for or against any party. The captions of the Sections and Subsections of this Agreement are for convenience only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

       10.5  Waiver and Amendment.  This Agreement may be amended, supplemented,
             --------------------
modified and/or rescinded only through an express written instrument signed by all parties or their respective successors and permitted assigns. Any party may specifically and expressly waive in writing any portion of this Agreement or any breach hereof, but only to the extent such provision is for the benefit of the waiving party, and no such waiver shall constitute a further or continuing waiver of any preceding or succeeding breach of the same or any other provision. The consent by one party to any act for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or similar acts in the future, and no forbearance by a party to seek a remedy for noncompliance or breach by another party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

       10.6  Assignment.  Except as specifically provided otherwise in this
             ----------
Agreement, neither this Agreement nor any interest herein shall be assignable (voluntarily, involuntarily, by judicial process, operation of Law, or otherwise), in whole or in part, by any party without the prior written consent of all other parties. Notwithstanding the foregoing, (i) Purchaser may, without the consent of Seller, assign all of its rights under this Agreement to any affiliate of Purchaser, provided that Purchaser remains liable for all of its obligations hereunder, or in connection with the assignment of a security interest to any lender of Purchaser and (ii) either party may, without the consent of the other party, assign all of its rights under this Agreement to any entity that acquires control of a majority of the outstanding voting power of such party or all or substantially all of the assets of such party.


       10.7  Successors and Assigns.  Each of the terms, provisions, and
             ----------------------
obligations of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties and their respective legal representatives, successors and permitted assigns.


       10.8  Notices.  All notices and other communications given or made
             -------
pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or express mail (postage prepaid) or by telecopier to the parties at the following addresses and facsimile numbers:


               if to Purchaser to:

                    c/o Gores Technology Group, Inc.
                    10877 Wilshire Boulevard, Suite 1805
                    Los Angeles, CA 90024
                    Attention: Chairman
                    Telecopier: (310) 209-3310


               with copies to:

                    Gores Technology Group
                    6260 Lookout Road
                    Boulder, CO 80304
                    Attention: President
                    Telecopier: (303) 531-3200
               if to Seller to:

                    Netopia, Inc.
                    2470 Mariner Square Loop
                    Alameda, CA 94501
                    Attention: James A. Clark
                    Telecopier: (510) 814-5021



               with copies to:

                    Gunderson Dettmer Stough Villeneuve
                    Franklin & Hachigian, LLP
                    155 Constitution Drive
                    Menlo Park, CA 94025
                    Attention: Steven M. Spurlock, Esq.
                    Telecopier: (650) 321-2800


       10.9  Severability.  Each provision of this Agreement is intended to be
             ------------
severable. Should any provision of this Agreement or the application thereof be judicially declared to be or becomes illegal, invalid, unenforceable or void, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties.


       10.10 Cumulative Remedies.  No remedy made available hereunder by any
             -------------------
of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at Law or in equity or by statute or otherwise.


       10.11 Warranty of Authority.  Each of the individuals signing this
             ---------------------
Agreement on behalf of a party hereto warrants and represents that such individual is duly authorized and empowered to enter into this Agreement and bind such party hereto


       10.12 Counterparts.  This Agreement may be executed in one or more
             ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.


     10.13  Facsimile Signatures.  Facsimile signatures shall be fully binding
            --------------------
and effective for all purposes and shall be given the same effect as original signatures. If any party delivers a copy of this Agreement containing a facsimile signature, such party shall promptly forward copies containing original signatures to the other party; provided, however, that the copies containing the facsimile signatures shall remain binding even if the document containing original signatures is not sent to the other party.


              [The rest of this page is intentionally left blank.]

     IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first set forth above.





"PURCHASER":                                "SELLER":

FARALLON NETWORKING CORPORATION,            NETOPIA, INC.,
a Delaware corporation                      a Delaware corporation



By: /s/ James R. Hale                       By: /s/ Alan B. Lefkof
   ________________________________            _______________________________
   James R. Hale                               Alan B. Lefkof
  Its: Vice President                         Its: President and Chief
                                                   Executive Officer


                                      S-1